EXHIBIT 21
                                 SUBSIDIARIES OF
                        ALLBRITTON COMMUNICATIONS COMPANY


KATV, LLC

KTUL, LLC

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

WCIV, LLC

Allbritton Television Productions, Inc.




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